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                                                                    Exhibit 99.1


                     IMPORTANT NOTICE CONCERNING YOUR RIGHTS
    UNDER THE AVONDALE MILLS, INC. ASSOCIATE PROFIT SHARING AND SAVINGS PLAN

                                  MAY 22, 2006

      This notice is to inform you that the Avondale Mills, Inc. Associate Profit Sharing and Savings Plan (the "Plan") is temporarily suspending your ability to diversify the portion of your Plan account balance that is currently invested in Class A Common Stock of Avondale Incorporated (the "Company Stock") under the Plan's Balanced Equity Fund (the "Balanced Fund"), effective immediately. This temporary suspension is being imposed because Avondale Incorporated (the "Company") today announced that it is considering various options to maximize value for shareholders and creditors, including possible liquidation of the Company's assets. This action on the part of the Company must be concluded before a fair value can be realized for the portion of the Balanced Fund invested in Company Stock. Present circumstances prevent an appropriate valuation of Company Stock and a sale of Company Stock at this time cannot be performed in a manner that best serves the interests of Plan participants invested in the Balanced Fund.

      This temporary suspension applies only to the portion of your Plan account balance that is currently invested in Company Stock under the Balanced Fund and does not affect any portion of your Plan account balance that is invested in any other fund under the Plan. Effective immediately, your ability to either transfer, withdraw or receive a loan from the portion of your Plan account balance that is currently invested in Company Stock is temporarily suspended. HOWEVER, YOU MAY TRANSFER OR WITHDRAW AND RECEIVE DISTRIBUTIONS OR LOANS FROM THE PORTION OF YOUR PLAN ACCOUNT BALANCE THAT IS CURRENTLY INVESTED IN THE OTHER TWO INVESTMENT COMPONENTS OF THE BALANCED FUND (THE DWS-DREMAN HIGH RETURN EQUITY FUND AND THE DWS CAPITAL GROWTH FUND, COLLECTIVELY, THE "DWS FUNDS"). For example, if you wish to transfer or withdraw your investment in the Balanced Fund, you may only transfer or withdraw that portion of your total investment in the Balanced Fund that is invested in the DWS Funds, but you may not transfer or withdraw the portion of your investment in the Balanced Fund that is invested in Company Stock while this temporary suspension remains in effect.

      The period during which you will be unable to transfer or withdraw from the portion of the Balanced Fund invested in Company Stock is called a "blackout period." The blackout period for the Plan is effective immediately and is expected to end on November 25th. Every effort will be made to determine an appropriate value for the Company Stock and restore your ability to transfer or withdraw your funds as soon as possible. On or before November 25th, you will be advised of any changes in the blackout period.

      Federal law requires that you be furnished notice of a blackout period at least 30 days in advance except in extraordinary situations. The Administrative Committee of the Plan has determined that present circumstances qualify as an extraordinary situation and that it is not prudent or in the best interests of Plan participants and beneficiaries to delay the start of the blackout period. Continuing to allow complete transfers or withdrawals of participants' investments in the Balanced Fund will cause the fund to hold a disproportionate amount of Company Stock and such a disproportionate allocation to Company Stock could adversely affect the investments of those participants who do not request withdrawal from the Balanced Fund. Additionally, the Administrative Committee is concerned about its ability to obtain a fair value for the Company Stock under present circumstances. Therefore, the Administrative Committee has decided that it is in the best interests of Plan participants to start the blackout period effective immediately. We regret the inconvenience the blackout period may cause and will do everything we can to restore your ability to transfer or withdraw your assets as soon as practicable. In addition, the Company is committed to maximizing value for all holders of Avondale stock, including participants in the Plan.

      If you have any questions concerning this notice, you should contact Sharon Rodgers, Corporate Vice President of Human Resources at Avondale Mills, Inc., P.O. Box 128, 133 Marshall St., Graniteville, SC 29829-0128, or at phone number (803) 663-7231.